Exhibit 99.1

RESCARE FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Fourth Quarter 2013 Financial Results

Revenues for the fourth quarter of 2013 were $421.0 million, which was a 3.9% increase over prior year period revenues of $405.0 million.  Increased revenues from acquisitions in our Residential and HomeCare segments since the third quarter of 2012 were partially offset by contract losses and modifications in contracts for Workforce Services and other segments.

Net income was $16.9 million for the fourth quarter of 2013, compared with $18.2 million in the same period of 2012.  The decrease is primarily attributable to higher legal expenses in the fourth quarter of 2013.  Adjusted EBITDA for the fourth quarter of 2013 was $43.2 million versus $45.9 million in the prior year quarter.

Full Year 2013 Financial Results

Revenues for full year 2013 increased 1% over 2012 to $1.62 billion.  Net income was $49.8 million in 2013 compared with $41.0 million in 2012.  Adjusted EBITDA for 2013 was $141.0 million versus $146.7 million in 2012.  Reconciliation of non-GAAP financial measures follows on page 2 of this release.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Income Statement Data:
Revenues	$421,012	$405,027	$1,616,633	$1,599,109
Cost of services	309,601	298,074	1,204,568	1,194,494
Gross profit	111,411	106,953	412,065	404,615
Operating expenses:
Operational general and administrative	59,753	57,426	238,685	233,838
Corporate general and administrative	17,829	12,713	69,657	61,618
Total operating expenses	77,582	70,139	308,342	295,456

Operating income	33,829	36,814	103,723	109,159

Interest expense, net	8,525	8,182	32,867	35,257
Loss on extinguishment of debt	—	—	—	7,129
Income before income taxes	25,304	28,632	70,856	66,773
Income tax expense	8,400	10,397	21,083	25,760
Net income	16,904	18,235	49,773	41,013
Net loss – noncontrolling interest	—	(25)	(110)	(110)
Net income – Res-Care, Inc.	$16,904	$18,260	$49,883	$41,123

Other comprehensive income:
Foreign currency translation adjustments	(221)	(88)	(579)	206
Comprehensive income attributable to Res-Care, Inc.	$16,683	$18,172	$49,304	$41,329
Total comprehensive income	$16,683	$18,147	$49,194	$41,219

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income to EBITDA and Adjusted EBITDA:
Net income	$16,904	$18,235	$49,773	$41,013
Add: Interest, net	8,525	8,182	32,867	35,257
Loss on extinguishment of debt	—	—	—	7,129
Depreciation and amortization	8,860	8,163	34,395	33,371
Income tax expense	8,400	10,397	21,083	25,760
EBITDA (1)	42,689	44,977	138,118	142,530
Add: Share-based compensation	541	891	2,917	3,836
Acquisition costs	—	—	—	339
Adjusted EBITDA (1)	$43,230	$45,868	$141,035	$146,705

	December 31, 2013	December 31, 2012
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$29,997	$50,134
Accounts receivable, net	241,873	228,377
Other current assets	46,241	39,705
Total current assets	318,111	318,216
Property and equipment, net (2)	101,021	97,030
Goodwill	308,350	288,265
Other intangible assets, net	333,613	321,293
Other assets	25,182	27,154
	$1,086,277	$1,051,958

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$175,699	$175,174
Other long-term liabilities	155,227	162,722
Long-term debt	359,230	370,052
Shareholder’s equity	396,121	344,010
	$1,086,277	$1,051,958

(1)
EBITDA is defined as net income before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation and acquisition costs.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement and incentive compensation plan.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Cash Flow Data:
Net income	$16,904	$18,235	$49,773	$41,013
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,860	8,163	34,395	33,371
Amortization of discount and deferred debt issuance costs	869	870	3,481	2,961
Share-based compensation	541	891	2,917	3,836
Deferred income taxes, net	6,129	2,440	7,609	4,062
Provision for losses on accounts receivable	575	1,442	5,005	5,679
Loss on extinguishment of debt, net of original issue discount paid	—	—	—	6,400
Loss on sale of assets	13	162	94	238
Changes in operating assets and liabilities	(28,037)	5,863	(41,972)	(17,239)
Cash provided by operating activities	5,854	38,066	61,302	80,321

Cash flows from investing activities:
Proceeds from sale of assets	191	86	535	166
Purchases of property and equipment	(5,603)	(4,161)	(20,610)	(15,485)
Acquisitions of businesses, net of cash acquired	(19,323)	(8,613)	(39,318)	(30,690)
Cash used in investing activities	(24,735)	(12,688)	(59,393)	(46,009)

Cash flows from financing activities:
Debt repayments, net	(2,279)	(4,165)	(21,915)	(5,752)
Debt issuance costs	—	(1)	(2)	(4,008)
Cash used in financing activities	(2,279)	(4,166)	(21,917)	(9,760)
Effect of exchange rate on cash and cash equivalents	(33)	(162)	(129)	(69)
(Decrease) increase in cash and cash equivalents	$(21,193)	$21,050	$(20,137)	$24,483

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Segment Data:
Revenues:
Residential Services	$233,650	$218,901	$886,262	$851,279
ResCare HomeCare	94,967	87,358	365,919	336,975
Education & Training Services	32,791	36,589	133,283	150,647
Workforce Services	40,233	46,843	161,904	195,956
Pharmacy Services	19,371	15,336	69,265	64,252
Consolidated	$421,012	$405,027	$1,616,633	$1,599,109

Operating Income(1):
Residential Services	$32,648	$33,746	$111,069	$117,510
ResCare HomeCare	9,260	7,377	28,433	23,852
Education & Training Services	3,162	2,370	10,763	11,915
Workforce Services	4,788	4,366	17,377	12,117
Pharmacy Services	1,931	1,563	6,379	5,280
Corporate	(17,960)	(12,608)	(70,298)	(61,515)
Consolidated	$33,829	$36,814	$103,723	$109,159

Operating Margin(1):
Residential Services	14.0%	15.4%	12.5%	13.8%
ResCare HomeCare	9.8%	8.4%	7.8%	7.1%
Education & Training Services	9.6%	6.5%	8.1%	7.9%
Workforce Services	11.9%	9.3%	10.7%	6.2%
Pharmacy Services	10.0%	10.2%	9.2%	8.2%
Corporate	(4.3%)	(3.1%)	(4.3%)	(3.8%)
Consolidated	8.0%	9.1%	6.4%	6.8%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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